EXHIBIT 99.2

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of October, 2007, by and among Highland Equity LLC, a Delaware limited liability company, Kanders & Company, Inc., a Delaware corporation and Mr. Warren B. Kanders.

The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the “Filings”) required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of the Common Stock of Highlands Acquisition Corp. that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HIGHLAND EQUITY LLC
By:	/s/ Warren B. Kanders
Name:	Warren B. Kanders
Title:	Non-member Manager

KANDERS & COMPANY, INC.
By:	/s/ Warren B. Kanders
Name:	Warren B. Kanders
Title:	President

/s/ Warren B. Kanders
Warren B. Kanders

Signature page to Highlands Joint Filing Agreement